Exhibit 8.1

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000

Fax: 404-253-8464

www.alston.com

L. Andrew Immerman	Direct Dial: 404-881-7532	Email: andy.immerman@alston.com

July 28, 2014

Seacoast Banking Corporation of Florida

815 Colorado Avenue

Stuart, FL 34994

Re:	Tax Opinion – Agreement and Plan of Merger by and among Seacoast Banking Corporation of Florida, Seacoast National Bank, The BANKshares, Inc. and BankFIRST

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the mergers contemplated by the Agreement and Plan of Merger, dated as of April 24, 2014 (the “Plan of Merger”), by and among Seacoast Banking Corporation of Florida, a Florida corporation (“SBC”), Seacoast National Bank, a national banking association and wholly owned subsidiary of SBC (“SNB” and collectively with SBC, “Seacoast”), The BANKshares, Inc., a Florida Corporation (“Holding”), and BankFIRST, a Florida Bank and wholly owned subsidiary of Holding (the “Bank” and collectively with Holding, the “Company”). Pursuant to the Plan of Merger, at the Effective Time, Holding will merge with and into SBC, with SBC as the surviving corporation (the “Merger”). Immediately following the Merger, Bank will merge with and into SNB, with SNB as the surviving bank (the “Bank Merger” and collectively with Merger, the “Mergers”), as set forth in the Plan of Merger and the Agreement to Merge between SNB and Bank attached thereto as Exhibit A (the “Bank Merger Agreement”). All capitalized terms used but not defined herein shall have the meanings set forth in the Plan of Merger.

In formulating our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Plan of Merger and the Bank Merger Agreement; the Registration Statement on Form S-4 (as amended, the “Form S-4”) filed by SBC with the Securities and Exchange Commission on June 6, 2014, as amended by Amendment No. 1 to the Registration Statement on Form S-4 (“Amendment No. 1”) that was filed by Parent with the Securities and Exchange Commission on the date hereof; the letters of SBC and Holding to Alston & Bird LLP, dated as of the date hereof, containing certain representations (the “Representation Letters”); and such other documents as we have deemed necessary or appropriate as a basis for such opinion. We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Plan of Merger, the Bank Merger Agreement, the Form S-4, the Representation Letters, or other documents. We have assumed, with your consent, that the parties will act and that the Mergers will be effected in accordance with the Plan of Merger and the Bank Merger Agreement, and as

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Seacoast Banking Corporation of Florida

July 28, 2014

described in the Form S-4; that the Plan of Merger, the Bank Merger Agreement, and the Form S-4 accurately reflect the material facts of the Mergers; that the representations made by Seacoast and Company in the Representation Letters, the Plan of Merger, and the Bank Merger Agreement are true, correct and complete, and will be true, correct and complete on the Closing Date; and that any representations made by Seacoast and Company in the Representation Letters, the Plan of Merger, and the Bank Merger Agreement that are made to the best of any person’s knowledge, are based on the belief of such person, or that are similarly qualified, are true, complete and correct, and will be true, complete and correct on the Closing Date, without regard to any knowledge, belief, or similar qualification. We have also assumed, with your consent, that you have acknowledged that the opinion set forth herein may not be relied upon if, and when, any of the facts or representations upon which this opinion is based should prove inaccurate or incomplete in any material respect.

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder (the “Regulations”), administrative rulings, and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. A change in law or the facts and assumptions underlying our opinion could affect the conclusions herein. We do not undertake to update or supplement the opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. There can be no assurance that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based on and subject to the foregoing, it is our opinion that, for U.S. federal income tax purposes, under current law, the Mergers will qualify as tax-free reorganizations described in Section 368(a) of the Code.

This opinion is limited to the U.S. federal income tax issues addressed above. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Mergers or of any transaction related thereto or contemplated by the Plan of Merger, the Bank Merger Agreement, or the Form S-4. Additional issues may exist that could affect the tax treatment of the Mergers, and this opinion does not consider or provide a conclusion with respect to any additional issues.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any factual matters or legal developments arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

(Letter continues on following page)

Seacoast Banking Corporation of Florida

July 28, 2014

We hereby consent to the filing of this opinion of counsel as an Exhibit to Amendment No. 1, and to the reference to us in Amendment No. 1. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely, ALSTON & BIRD LLP

By:	/s/ L. Andrew Immerman
L. Andrew Immerman A Partner